Exhibit 2.5

AMENDED AND RESTATED

ARRANGEMENT AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 26th day of April, 2007, as amended and restated as of the 18th day of

June, 2007.

AMONG:

LULULEMON ATHLETICA INC., a corporation existing under the laws of the State of Delaware

(“Lululemon”)

AND:

LIPO INVESTMENTS (CANADA) INC., a company existing under the laws of the Province of British Columbia

(“LIPO Canada”)

AND:

LIPO INVESTMENTS (USA) INC., a company existing under the laws of the Province of British Columbia

(“LIPO USA”)

AND:

LULULEMON CALLCO ULC, an unlimited liability company existing under the laws of the Province of Alberta

(“Callco”)

AND:

LULU CANADIAN HOLDING INC., a company existing under the laws of the Province of British Columbia

(“Exchangeco”)

WHEREAS on April 26, 2007 the parties hereto entered into a memorandum of agreement (the “Original Agreement”);

AND WHEREAS on June 12, 2007, Lululemon Corp. change its name to lululemon athletica inc.;

AND WHEREAS the parties hereto now wish to amend and restate the Original Agreement to provide for such name change and to make certain additional changes to the Original Agreement and the appendices thereto, including the Plan of Arrangement (as defined herein);

THIS AGREEMENT WITNESSETH THAT in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each party), the parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions.

In this Agreement, unless there is something in the subject matter or context inconsistent therewith and the following terms shall have the following meanings respectively:

“Ancillary Agreements” means the Support Agreement and the Exchange Trust Agreement, collectively;

“Arrangement” means an arrangement under Part 9, Division 5 of the BCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Article 6 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Resolutions” means the LIPO Canada Arrangement Resolutions and the LIPO USA Arrangement Resolutions;

“BCA” means the Business Corporations Act (British Columbia) as amended;

“Business Day” means any day on which commercial banks are open for business in Vancouver, British Columbia, other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada;

“Callco” means Lululemon Callco ULC, an unlimited liability company existing under the laws of the Province of Alberta, and a direct wholly-owned subsidiary of Lululemon;

“Circular” means the notice of the Meetings and accompanying circular to be sent to holders of LIPO Canada Securities and LIPO USA Securities in connection with the Meetings;

“Court” means the Supreme Court of British Columbia;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement;

“Effective Date” means the date following the grant of the Final Order on which the parties to this Agreement agree that the conditions set forth in Article 5 of this Agreement have been satisfied or waived (or on such other date as the parties may agree);

“Exchange Trust Agreement” means the Exchange Trust Agreement among Lululemon, Exchangeco and the Trustee, to be entered into in connection with the Plan of Arrangement, substantially in the form and content of Exhibit C to the Reorganization Agreement, with such changes thereto as the parties thereto, acting reasonably, may approve, in accordance with the terms thereof;

“Exchangeable Share” means a share in the class of non-voting exchangeable shares in the capital of Exchangeco;

“Final Order” means the final order of the Court approving the Arrangement, granted pursuant to section 291(4) of the BCA, as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

“Forfeitable Share Trust Declaration” means the declaration of trust pursuant to which Dennis Wilson will hold the Exchangeable shares issued in exchange for the Forfeitable Shares (as defined in the Plan of Arrangement), together with the associated Special Voting Shares as trustee on behalf of the beneficial holders thereof, substantially in the form and content of Exhibit C hereto, with such changes thereto as may be made, from time to time, in accordance with its terms;

“Interim Order” means the interim order of the Court made in connection with the process for obtaining securityholder approval of the Arrangement and related matters;

“ITA” means the Income Tax Act (Canada);

“LIPO Canada” means LIPO Investments (Canada) Inc., a company existing under the laws of the Province of British Columbia;

“LIPO Canada Arrangement Resolutions” means the special resolutions passed by the holders of the LIPO Canada Shares and LIPO Canada Options at the LIPO Canada Meeting;

“LIPO Canada Meeting” means the extraordinary general meeting of the holders of LIPO Canada Shares and LIPO Canada Options (including any adjournment thereof) that is to be convened as provided by the Interim Order to consider and, if deemed advisable, approve the Arrangement;

“LIPO Canada Option” means a Class B option to purchase LIPO Canada Shares granted under the LIPO Canada Option Plan and being outstanding and unexercised on the Effective Date;

“LIPO Canada Option Plan” means the LIPO Canada stock option plan approved by the board of directors of LIPO Canada on December 1, 2005;

“LIPO Canada Securities” means the LIPO Canada Shares and the LIPO Canada Options, collectively;

“LIPO Canada Shares” means the outstanding Common Shares without par value in the authorized share structure of LIPO Canada;

“LIPO Entities” means LIPO Canada and LIPO USA;

“LIPO USA” means LIPO Investments (USA) Inc., a company existing under the laws of the Province of British Columbia;

“LIPO USA Arrangement Resolutions” means the special resolutions passed by the holders of the LIPO USA Shares and LIPO USA Options at the LIPO USA Meeting;

“LIPO USA Meeting” means the extraordinary general meeting of the holders of LIPO USA Shares and LIPO USA Options (including any adjournment thereof) that is to be convened as provided by the Interim Order to consider and, if deemed advisable, approve the Arrangement;

“LIPO USA Option” means a Class B option to purchase LIPO USA Shares granted under the LIPO USA Option Plan and being outstanding and unexercised on the Effective Date;

“LIPO USA Option Plan” means the LIPO USA stock option plan approved by the board of directors of LIPO USA on December 1, 2005;

“LIPO USA Securities” means the LIPO USA Shares and the LIPO USA Options, collectively;

“LIPO USA Shares” means the outstanding Common Shares without par value in the authorized share structure of LIPO USA;

“Lululemon Common Share” means a share of common stock, par value U.S. $0.01, in the capital of Lululemon and any other securities into which such share may be changed;

“Lululemon Entities” means Lululemon, Callco and Exchangeco, collectively;

“Meetings” means the LIPO Canada Meeting and the LIPO USA Meeting;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Exhibit B hereto and any amendments or variations thereto made in accordance with Article 6 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Registrar” means the registrar of companies appointed under the BCA;

“Reorganization Agreement” means the Agreement and Plan of Reorganization dated April 26, 2007 by and among Lululemon, Exchangeco, the LIPO Entities and certain other parties, as amended, supplemented, and/or restated in accordance therewith prior to the Effective Date;

“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

“Support Agreement” means the Support Agreement to be made among Lululemon, Callco and Exchangeco, which shall be substantially in the form and content of Exhibit D to the Reorganization Agreement, with such changes thereto as the parties thereto, acting reasonably, may approve, in accordance with the terms thereof; and

“Trustee” means Computershare Trust Company of Canada, in its capacity as trustee under the Exchange Trust Agreement, and includes any successor trustee appointed thereunder.

1.2 Interpretation Not Affected by Headings, etc.

The division of this Agreement into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references in this Agreement to a “section” followed by a number and/or a letter refer to the specified section of this Agreement, and all references in this Agreement to an Exhibit followed by a letter refer to the specified Exhibit to this Agreement. Unless otherwise indicated, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and “hereby” and similar expressions refer to this Agreement (including the Exhibits hereto), as amended or supplemented from time to time pursuant to the applicable provisions hereof, and not to any particular section or other portion hereof.

1.3 Date For Any Action.

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.4 Entire Agreement.

This Agreement and the agreements and other documents referred to herein constitute the entire agreement between the parties with respect to the Arrangement and other transactions contemplated hereby and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect thereto, other than the Reorganization Agreement.

1.5 Construction.

In this Agreement, unless otherwise indicated:

(a)	the words “include”, “including” or “in particular”, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(b)	a reference to a statute means that statute, as amended and in effect as of the date of this Agreement, and includes each and every regulation and rule made thereunder and in effect as of the date hereof;

(c)	where a word, term or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning;

(d)	time is of the essence; and

(e)	references to a “party” or “parties” are references to a party or parties to this Agreement.

1.6 Exhibits.

The following Exhibits are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form an integral part hereof:

Exhibit A	—	Arrangement Resolutions

Exhibit B	—	Plan of Arrangement

Exhibit C	—	Forfeitable Trust Declaration

ARTICLE 2

THE ARRANGEMENT

2.1 Implementation Steps by LIPO Entities.

The LIPO Entities covenant in favour of the Lululemon Entities that the LIPO Entities shall:

(a)	subject to the terms of this Agreement, as soon as reasonably practicable, apply in a manner acceptable to the Lululemon Entities, acting reasonably, under Section 291(2) of the BCA for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

(b)	subject to the terms of this Agreement and in accordance with the Interim Order, convene and hold the Meetings as promptly as practicable for the purpose of considering and, if deemed advisable, approving the Arrangement and the transactions contemplated thereby by way of the Arrangement Resolutions (and for any other proper purpose as may be set out in the notice for such meetings); and

(c)	subject to obtaining the approval(s) as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order.

2.2 Implementation Steps by Lululemon Entities.

The Lululemon Entities covenant in favour of the LIPO Entities that, on or prior to the Effective Date and subject to the satisfaction or waiver of the other conditions herein contained in favour of each such party:

(a)	Lululemon, Callco and Exchangeco shall execute and deliver the Support Agreement; and

(b)	Lululemon and Exchangeco shall execute and deliver the Exchange Trust Agreement.

2.3 Interim Order.

The notice of motion for the application referred to in Section 2.1(a) shall include a request that the Interim Order provide:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Meetings and for the manner in which such notice is to be provided;

(b)

that the requisite approval for the LIPO Canada Arrangement Resolutions shall be two-thirds of the votes cast on the LIPO Canada Arrangement Resolutions by the LIPO Canada Shareholders and the LIPO Canada Optionholders present in person or by proxy at the LIPO Canada Meeting, voting as separate classes, such that each holder of the LIPO Canada Shares is entitled to one vote for each LIPO Canada

Share held and each holder of the LIPO Canada Options is entitled to one vote for each LIPO Canada Share such holder would have received on a valid exercise of such LIPO Canada Options, determined as if such options were fully vested and exercisable on such date;

(c)	that the requisite approval for the LIPO USA Arrangement Resolutions shall be two-thirds of the votes cast on the LIPO USA Arrangement Resolutions by the LIPO USA Shareholders and the LIPO USA Optionholders present in person or by proxy at the LIPO USA Meeting, voting as separate classes, such that each holder of the LIPO USA Shares is entitled to one vote for each LIPO USA Share held and each holder of the LIPO USA Options is entitled to one vote for each LIPO USA Share such holder would have received on a valid exercise of such LIPO USA Options, determined as if such options were fully vested and exercisable on such date;

(d)	that, in all other respects, the terms, restrictions and conditions of the articles of the respective LIPO Entities, including quorum requirements and all other matters, shall apply in respect of the Meetings;

(e)	for the grant of the Dissent Rights; and

(f)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the LIPO Entities.

The LIPO Entities hereby represent and warrant, on a joint and several basis, to and in favour of the Lululemon Entities as follows and acknowledge that the Lululemon Entities are relying on such representations and warranties in connection with the transactions herein contemplated:

(a)	Each of the LIPO Entities is a corporation duly incorporated under the BCA, is validly subsisting, has full corporate and legal power and authority to own, lease and operate the properties currently owned, leased and operated by it and is in good standing with the office of the Registrar with respect to the filing of annual reports.

(b)	Each of the LIPO Entities has all requisite corporate power and authority to enter into this Agreement and the documents required to be executed by the LIPO Entities in connection with the transactions contemplated herein, to perform its obligations hereunder and, subject to obtaining the requisite approvals contemplated by the Interim Order, to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and such other documents by each of the LIPO Entities and the consummation by each of the LIPO Entities of the transactions contemplated by this Agreement (including the transfer of the LIPO Canada Shares to Exchangeco) and such other documents have been duly authorized by the board of directors of the requisite LIPO Entities and no other corporate proceedings on the part of either of the LIPO Entities are necessary to authorize this Agreement or the transactions contemplated hereby or thereby, other than:

(i)	with respect to the Circular and other matters relating solely thereto, including the implementation of the Arrangement, the approval of the board of directors of each of the LIPO Entities; and

(ii)	with respect to the completion of the Arrangement, the approval of the requisite securityholders and such other corporate proceedings of the LIPO Entities as may be required by the Interim Order.

(c)	This Agreement has been duly executed and delivered by each of the LIPO Entities and constitutes a legal, valid and binding obligation, enforceable against each of the LIPO Entities in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to general principles of equity.

(d)	No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or other person is required to be obtained by the LIPO Entities in connection with the execution and delivery of this Agreement or any of the other documents contemplated hereby, or the consummation by the LIPO Entities of the transactions contemplated hereby or thereby, other than:

(i)	any approvals required by the Interim Order; and

(ii)	the Final Order.

3.2 Representations and Warranties of Lululemon

Lululemon represents and warrants to and in favour of the LIPO Entities as follows and acknowledges that the LIPO Entities are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Each of the Lululemon Entities has been duly incorporated or formed under the laws of its jurisdiction of incorporation, is validly subsisting, has full corporate or legal power and authority to own, lease and operate the properties currently owned, leased and operated by it and is in good standing with the appropriate governmental entity in its jurisdiction of incorporation with respect to the filing of annual returns or equivalent documents.

(b)

Each of the Lululemon Entities has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements, as applicable, to perform its obligations hereunder and thereunder, and to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the Ancillary Agreements, as applicable, by each of the Lululemon Entities and the consummation by each of the Lululemon Entities of the transactions contemplated by this Agreement and each of the Ancillary Agreements, as applicable, have been duly authorized by its respective board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement and each of the Ancillary Agreements, as applicable, or the transactions contemplated hereby or thereby other than the approval by its board of directors of, in the case of Exchangeco, the amendment of its notice of articles and articles to create the Exchangeable Shares (which amendment must also be approved by the shareholders of Exchangeco) and, in the case of Lululemon, other matters (if any) relating solely to the implementation of the Arrangement.

(c)	This Agreement has been duly executed and delivered by each of the Lululemon Entities and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to general principles of equity. Each of the Ancillary Agreements, as applicable, will be duly executed and delivered by each of the Lululemon Entities, as applicable, and, when so executed and delivered, will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to general principles of equity.

(d)	No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or other person is required to be obtained by any of the Lululemon Entities in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements, as applicable, or the consummation by any of the Lululemon Entities of the transactions contemplated hereby or thereby other than:

(i)	any approval required in connection with the amendment of the notice of articles or articles of Exchangeco to create the Exchangeable Shares;

(ii)	the consent of the Toronto Stock Exchange and the Nasdaq Global Market to the listing thereon of the Lululemon Common Shares issuable in exchange for LIPO Canada Common Shares under the Plan of Arrangement or upon the exchange, from time to time, of Exchangeable Shares; and

(iii)	any other consents, approvals, orders, authorizations, declarations or filings of or with a governmental entity which, if not obtained, would not in the aggregate have a material adverse effect on the Lululemon Entities as a whole.

(e)	All of the outstanding shares of capital stock of each of Exchangeco and Callco are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by Lululemon, free and clear of all material liens, claims or encumbrances, and there are no outstanding options, rights, entitlements, understandings or commitments (pre-emptive, contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in Exchangeco or Callco.

(f)	The Exchangeable Shares to be issued in connection with the Arrangement will be duly and validly issued by Exchangeco as fully paid and non-assessable shares on the Effective Date, and will not be issued in violation of the terms of any agreement or other understanding binding upon Exchangeco at the time that such shares are issued and will be issued in compliance with the notice of articles and articles of Exchangeco and all applicable laws. There are, and will at the Effective Time be, no preemptive or other rights relating to the allotment or issuance of Exchangeable Shares in connection with the Arrangement and the transactions contemplated herein.

(g)	The Lululemon Common Shares to be issued pursuant to the Arrangement or upon the exchange from time to time of the Exchangeable Shares will, when issued and delivered in accordance with the terms of this Agreement, be duly and validly issued by Lululemon on their respective dates of issue as fully paid and non-assessable shares and will not be issued in violation of the terms of any agreement or other understanding binding upon Lululemon at the time that such shares are issued and will be issued in compliance with the constating documents of Lululemon and all applicable laws.

ARTICLE 4

COVENANTS

4.1 Covenants of the LIPO Entities.

Each of the LIPO Entities hereby jointly and severally agrees to perform all obligations required or desirable to be performed by them under this Agreement and shall do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, each of the LIPO Entities shall:

(a)	use all reasonable efforts to obtain the approvals of its respective shareholders and optionholders to the Arrangement at the appropriate Meeting, as provided for in Section 2.3 and in the Interim Order;

(b)	apply for and use all reasonable efforts to obtain the Interim Order and the Final Order; and

(c)	carry out the terms of the Interim Order and Final Order applicable to it and use its reasonable efforts to comply promptly with all requirements which applicable laws may impose on such LIPO Entity with respect to the transactions contemplated hereby and by the Arrangement.

4.2 Covenants of the Lululemon Entities

Each of the Lululemon Entities hereby jointly and severally covenants and agrees to perform all obligations required or desirable to be performed by it under this Agreement and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, each of the Lululemon Entities shall:

(a)	cause Lululemon to reserve a sufficient number of Lululemon Common Shares for issuance upon the completion of the Arrangement and the exchange from time to time of Exchangeable Shares; and

(b)	carry out the terms of the Interim Order and Final Order applicable to it and use its reasonable efforts to comply promptly with all requirements which applicable laws may impose on Lululemon or its subsidiaries with respect to the transactions contemplated hereby and by the Arrangement.

4.3 Tax Deferred Status.

None of the parties shall knowingly, except as contemplated by this Agreement, or required by applicable law, take any action which would jeopardize the exchange of the LIPO Canada Shares for Exchangeable Shares pursuant to the Arrangement by holders of the LIPO Canada Shares resident in Canada for the purposes of the ITA from being treated on a tax deferred basis under the ITA for holders who are otherwise eligible for such treatment.

4.4 Section 85 Elections.

Exchangeco will execute and jointly file with each LIPO Canada Shareholder who elects to receive Exchangeable Shares pursuant to the Plan of Arrangement and who so requests an election pursuant to Section 85 of the ITA and any applicable provincial legislation in which election such LIPO Canada Shareholder will be entitled to elect the amount which shall be such LIPO Canada Shareholder’s proceeds of disposition and Exchangeco’s cost of the LIPO Canada Shares exchanged for Exchangeable Shares, provided that (i) such amount is within the limits prescribed by Section 85 of the ITA and any applicable provincial legislation, (ii) such LIPO Canada Shareholder provides two completed copies of the appropriate tax election form to Lululemon no later than 90 days after the Effective Date, and (iii) such LIPO Canada Shareholder provides Exchangeco with a letter representing to Exchangeco that such LIPO Canada Shareholder is a resident of Canada for purposes of the ITA and is not exempt from Tax. Upon any LIPO Canada Shareholder complying with the foregoing conditions, Exchangeco will execute the completed election form received from such shareholder and return such form by mail to such shareholder within 30 days of its receipt thereof. The LIPO Canada Shareholders will be solely responsible for the preparation of the foregoing election forms, and for the filing of such forms with the appropriate tax authority. Exchangeco shall not be responsible or liable in any manner whatsoever for the proper completion and timely filing of any such forms with the appropriate tax authority, but will cooperate reasonably with the LIPO Canada Shareholders in completing and filing such forms in a timely manner, including providing such information within Lululemon’s possession as is reasonably required by the LIPO Canada Shareholders to complete such forms.

4.5 Section 116 Certificates

The parties will take such action as may be required to comply with Section 116 of the ITA in respect of the transactions contemplated herein and to facilitate compliance with such provisions by the holders of LIPO Canada Securities and LIPO USA Securities in respect of the transactions contemplated herein.

ARTICLE 5

CONDITIONS

5.1 Mutual Conditions Precedent.

The respective obligations of the parties to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of Lululemon and the LIPO Entities:

(a)	the Arrangement shall have been approved at the Meetings in accordance with any conditions (including securityholder approval) which may be imposed by the BCA or the Interim Order;

(b)	the Interim Order and the Final Order shall each have been obtained in form and terms satisfactory to each of the LIPO Entities and Lululemon, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

(c)	the steps contemplated in the Reorganization Agreement to be consummated prior to the consummation of the Arrangement shall have been consummated;

(d)	holders of no more than 2.5% of the aggregate number of LIPO Canada Shares and LIPO USA Shares issued and outstanding as of the date hereof shall have exercised their Dissent Rights (and shall not have lost or withdrawn such rights) in respect of the Arrangement;

(e)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof;

(f)	this Agreement shall not have been terminated pursuant to Section 6.3;

(g)	the Reorganization Agreement shall not have been terminated in accordance with its terms; and

(h)	the Lululemon Common Shares issuable pursuant to the Arrangement and on exchange of the Exchangeable Shares from time to time shall have been authorized for listing on the Nasdaq Global Market and the Toronto Stock Exchange, subject to official notice of issuance.

5.2 Additional Conditions Precedent to the Obligations of the Lululemon Entities.

The obligations of the Lululemon Entities to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for the Lululemon Entities’ exclusive benefit and may be waived by the Lululemon Entities and any one or more of which, if not satisfied or waived, will relieve the Lululemon Entities of any obligation under this Agreement):

(a)	all covenants and agreements of each of the LIPO Entities under this Agreement and the Reorganization Agreement to be performed or observed on or before the Effective Date shall have been duly performed and observed by the applicable LIPO Entities in all material respects; and

(b)	the representations and warranties of the LIPO Entities contained in this Agreement and in the Reorganization Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of a specified date which is earlier than the date of this Agreement, in which event such representations and warranties shall be true and correct in all material respects as of such earlier specified date, or except as affected by transactions contemplated or permitted by this Agreement or otherwise consented to by Lululemon).

The Lululemon Entities may not rely on the failure to satisfy any of the above conditions precedent as a basis for a non-compliance by them with their obligations under this Agreement if the condition precedent would have been satisfied but for a material default by the Lululemon Entities in complying with their obligations hereunder.

5.3 Additional Conditions Precedent to the Obligations of LIPO Entities.

The obligations of the LIPO Entities to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of the LIPO Entities and may be waived by the LIPO Entities and any one or more of which, if not satisfied or waived, will relieve the LIPO Entities of any obligation under this Agreement):

(a)	all covenants and agreements of each of the Lululemon Entities under this Agreement and the Reorganization Agreement to be performed on or before the Effective Date shall have been duly performed and observed by the applicable Lululemon Entities in all material respects;

(b)	all representations and warranties of each of the Lululemon Entities contained in this Agreement and in the Reorganization Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of a specified date which is earlier than the date of this Agreement, in which event such representations and warranties shall be true and correct in all material respects as of such earlier specified date, or except as affected by transactions contemplated or permitted by this Agreement or otherwise consented to by the LIPO Entities); and

(c)	the board of directors of each of the Lululemon Entities shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Lululemon Entities to permit the consummation of the Arrangement and the issue of the Lululemon Common Shares, Exchangeable Shares and other securities contemplated thereby and the issue of Lululemon upon the exchange from time to time of the Exchangeable Shares.

The LIPO Entities may not rely on the failure to satisfy any of the above conditions precedent as a basis for noncompliance by the LIPO Entities with their respective obligations under this Agreement if the condition precedent would have been satisfied but for a material default by one or more of the LIPO Entities in complying with their obligations hereunder.

5.4 Satisfaction of Conditions.

The conditions precedent set out in Sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released when, Lululemon, on behalf of the Lululemon Entities, and the LIPO Entities have executed a joint notice that the conditions precedent set out in Sections 5.1, 5.2 and 5.3 have been satisfied, waived or released and setting out the Effective Date.

ARTICLE 6

AMENDMENT AND TERMINATION

6.1 Amendment.

This Agreement may, at any time and from time to time before or after the holding of the Meetings but not later than the Effective Date, be amended by mutual written agreement of the parties hereto provided, however, that any such change, waiver or modification does not invalidate any required approval of the securityholders of the LIPO Entities to the Arrangement.

6.2 Mutual Understanding Regarding Amendments

(a)	The parties will continue, from and after the date hereof and through and including the Effective Date, to use their respective reasonable efforts to maximize present and future financial and tax planning opportunities for the holders of LIPO Canada Securities and LIPO USA Securities and for Lululemon and for the LIPO Entities, as and to the extent that the same shall not prejudice any party or its security holders. The parties will ensure that such planning activities do not impede the progress or timing of the Arrangement in any material way.

(b)	The parties agree that if the Lululemon Entities or LIPO Entities, as the case may be, propose any amendment or amendments to this Agreement or to the Plan of Arrangement, the other will act reasonably in considering such amendment and if the other and its security holders are not prejudiced by reason of any such amendment the other will co-operate in a reasonable fashion with the Lululemon Entities or LIPO Entities, as the case may be, so that such amendment can be effected subject to applicable laws and the rights of the security holders.

6.3 Termination.

(a)	If any condition contained in Sections 5.1 or 5.2 is not satisfied on or before the Effective Date, to the satisfaction of the Lululemon Entities, then Lululemon on behalf of the Lululemon Entities may by notice to the LIPO Entities terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of the Lululemon Entities arising from any breach by the LIPO Entities but for which the condition would have been satisfied.

(b)

If any condition contained in Sections 5.1 or 5.3 is not satisfied on or before the Effective Date to the satisfaction of the LIPO Entities, then the LIPO Entities may by notice to Lululemon on behalf of the Lululemon Entities terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of the LIPO Entities arising from any breach by the Lululemon Entities but for which the condition would have been satisfied.

(c)	This Agreement will automatically terminate without further act or formality by any part in the event that the Reorganization Agreement is terminated.

(d)	If this Agreement is terminated in accordance with the foregoing provisions of this Section 6.3, no party shall have any further liability to perform its obligations hereunder.

ARTICLE 7

GENERAL

7.1 Notices.

All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in the manner and to the addresses set out in the Reorganization Agreement.

7.2 Assignment.

No party hereto may assign its rights or obligations under this Agreement or the Arrangement.

7.3 Binding Effect.

This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors.

7.4 Waiver and Modification.

The parties hereto may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waiver or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

7.5 Further Assurances.

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and things and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

7.6 Expenses.

All out-of-pocket expenses of the parties relating to the Arrangement and the transactions contemplated hereby, shall be paid by Lululemon.

7.7 Governing Laws.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

7.8 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

LULULEMON ATHLETICA INC

By:	/s/ John Currie

LIPO INVESTMENTS (CANADA) INC.

By:	/s/ Dennis Wilson

LIPO INVESTMENTS (USA) INC.

By:	/s/ Dennis Wilson

LULULEMON CALLCO ULC

By:	/s/ Robert Meers

LULULEMON CANADIAN HOLDING INC.

By:	/s/ Dennis Wilson

EXHIBIT A

ARRANGEMENT RESOLUTIONS

SPECIAL RESOLUTION OF

THE SHAREHOLDERS AND OPTIONHOLDERS

(EACH VOTING SEPARATELY AS A CLASS)

OF LIPO INVESTMENTS (CANADA) INC.

BE IT RESOLVED THAT:

1. The arrangement (the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia) involving LIPO Investments (Canada) Inc. (“the Company”), as more particularly described and set forth in the Information Circular of the Company accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted.

2. The Plan of Arrangement (the “Plan of Arrangement”) involving the Company, the full text of which is set out as Exhibit B to the Arrangement Agreement made as of April 26, 2007 among Lululemon Corp., the Company, LIPO Investments (USA) Inc. and certain others (the “Arrangement Agreement”) (as the Plan of Arrangement may be or may have been amended), is hereby approved and adopted.

3. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders and optionholders of the Company or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered (i) to amend the Arrangement Agreement, or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (ii) not to proceed with the Arrangement without further approval of the shareholders and optionholders of the Company, but only if the Arrangement Agreement is terminated in accordance with Article 6 thereof.

4. Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such termination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SPECIAL RESOLUTION OF

THE SHAREHOLDERS AND OPTIONHOLDERS

(EACH VOTING SEPARATELY AS A CLASS)

OF LIPO INVESTMENTS (USA) INC.

BE IT RESOLVED THAT:

1. The arrangement (the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia) involving LIPO Investments (USA) Inc. (“the Company”), as more particularly described and set forth in the Information Circular of the Company accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted.

2. The Plan of Arrangement (the “Plan of Arrangement”) involving the Company, the full text of which is set out as Exhibit B to the Arrangement Agreement made as of April 26, 2007 among Lululemon Corp., the Company, LIPO Investments (Canada) Inc. and certain others (the “Arrangement Agreement”) (as the Plan of Arrangement may be or may have been amended), is hereby approved and adopted.

3. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders and optionholders of the Company or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered (i) to amend the Arrangement Agreement, or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (ii) not to proceed with the Arrangement without further approval of the shareholders and optionholders of the Company, but only if the Arrangement Agreement is terminated in accordance with Article 6 thereof.

4. Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such termination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.